EXHIBIT 10.21
MANUFACTURING AND SUPPLY AGREEMENT
     This Manufacturing and Supply Agreement (this “Agreement”) is made as of November 1, 2005 (the “Effective Date”) by and between Artes Medical, Inc., a Delaware corporation located at 5870 Pacific Center Blvd., San Diego, CA 92121(the “Company”), and MediPlant GmbH Biomaterials & Medical Devices, a corporation organized under the laws of the Germany and located at Ernst-Wiss Str. 18 D65933 Frankfurt am Main Germany (“Supplier”). Each of Company and Supplier is hereinafter referred to as a “Party,” and are collectively referred to herein as the “Parties.”
     Whereas, Supplier is engaged in the business of manufacturing certain products that Company seeks to use; and
     Whereas, Company desires to purchase such products from Supplier, and Supplier is willing to supply such products to Company.
     Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties, intending to be legally bound, hereby agree as follows:
1. MANUFACTURE, SUPPLY AND PURCHASE OF PRODUCTS
     1.1 Agreement To Manufacture and Supply Products. Subject to the terms and conditions in this Agreement, Supplier shall exclusively manufacture and supply to Company the products set forth on Exhibit A hereto, as may be amended or supplemented by Company from time to time (the “Products”), and Company shall purchase the Products from Supplier. During the Term, Supplier shall not, to the maximum extent allowed by applicable law, supply Products to any third party.
2. SPECIFICATIONS AND STANDARDS
     2.1 Specifications. Supplier will manufacture and supply the Products to Company in compliance with the specifications for Products set forth on Exhibit A hereto, as may be amended or supplemented by Company from time to time (the “Product Specifications”). No changes to the Product Specifications or manufacturing process shall be made without the prior written approval of Company.
     2.2 Standards. Supplier will manufacture and supply the Products to Company in compliance with all laws, regulations and quality standards governing the design, manufacture, testing, distribution, sale or use of the Products (collectively, the “Standards”), including without limitation current Good Manufacturing Practices (cGMP) and Quality System Regulations (QSR), as defined in the U.S. regulations 21 C.F.R. §§ 210, 211, 600 and 610, and any other equivalent guidelines or standards required by governmental authorities outside of the United States, including without limitation international (ISO) and European National (EN) standards.

3. TERMS OF PURCHASE OF PRODUCTS BY COMPANY
     3.1 Purchase Orders. Company shall order Products from Supplier by submitting a written purchase order on Company’s customary form identifying the type and quantity of Products ordered and the requested delivery date(s); provided that each purchase order shall be submitted at least ninety (90) days prior to the earliest delivery date requested therein and will include the current revision of the Product Specifications. In the event that Company requests a change to a purchase order, Supplier shall use commercially reasonable efforts to accommodate such request. Nothing contained in any purchase order shall in any way modify any of the terms contained herein or add any additional terms or conditions unless agreed by both Parties in writing.
     3.2 Quality Assurance. Prior to shipment, Supplier will perform all quality assurance testing and procedures required by the Product Specifications and the Standards. At or before the date of delivery of each shipment of Products, Supplier shall send to Company a certification that the Products meet all requirements set for the quality assurance testing and procedures. Supplier shall be responsible for maintaining records to support compliance with Product Specifications and Standards.
     3.3 Shipping. All Products shall be suitably packed by Supplier for shipment and storage in accordance with the shipping specifications set forth on Exhibit B (the “Shipping Specifications”), the Product Specifications, the Standards and Company’s instructions. Delivery shall be made Delivered Duty Unpaid (Incoterms 2000) at Company’s point of delivery. Supplier shall arrange and pay for shipment of the Products using a carrier pre-approved by Company.
     3.4 Insurance. Company shall, at its own expense, provide transit insurance in commercially reasonable amounts to insure against any potential losses incurred in transit during the shipment of the Products.
     3.5 Acceptance. If Company, in its reasonable discretion, determines that any Products in a shipment do not meet the Product Specifications or the Standards, Company will have the right to reject the nonconforming part or the entire shipment (a “Rejectable Shipment”) upon notice to Supplier. Supplier shall replace the rejected defective Products within sixty (60) days after receipt of notice thereof.
     3.6 Supply Failure. Company, upon written notice to Supplier, will have the right to source the manufacture and supply of any or all of Company’s requirements for the Products to another supplier or manufacture Products itself in the event that (each of which is referred to herein as a “Supply Failure”):
          (a) Any shipment of Products was received *** or more days late;
          (b) *** or more shipments of Products were each received *** or more days late within any 12-month period of this Agreement;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

          (c) *** or more Rejectable Shipments were received within any 12-month period of this Agreement; or
          (d) Supplier rejected any orders for Products (regardless of Supplier’s reasons), provided such orders were otherwise in compliance with the terms hereof.
In the event that Company exercises its right to manufacture Products or have Products manufactured, Supplier shall (i) grant to Company a non-exclusive license with the right to sublicense under any patent, know-how, trade secrets or technical and other information relating to the manufacture of Products owned by or licensed to Supplier solely to make and have made Products; (ii) provide a copy of all data and other information generated during the manufacture of Products hereunder that is reasonably necessary to permit Company to make or have made Products and (iii) provide the requisite training and instruction to Company’s personnel to enable them to manufacture Company’s requirements of Product in accordance with the Specifications and Standards.
4. PRICE AND PAYMENT
     4.1 Price. The initial price to be paid by Company for each Product is set forth on Exhibit A. The prices for the Products shall be subject to adjustment on the first day of each fiscal quarter and shall be determined based on Supplier’s actual documented production costs in accordance with U.S. Generally Accepted Accounting Principles, plus a *** percent (***%) manufacturing profit. Payments shall be made within sixty (60) days after Supplier’s written invoice therefore; provided that Company shall not be required to pay Supplier more than one time over any 60-day period.
     4.2 Payment.
          (a) Company will make payment to Supplier under this Agreement by wire transfer to a bank account designated by Supplier. All payments due under this Agreement will be paid in U.S. Dollars.
          (b) The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars due Supplier hereunder shall be made at the current exchange rate determined by Company’s bank at the time of payment.
          (c) Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by Supplier and deducted by Company from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Supplier. Company agrees to cooperate with Supplier in the event that Supplier claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Company.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

5. PRODUCT WARRANTIES
     5.1 Product Warranty. Supplier warrants to Company, and for the benefit of its customers, that:
          (a) All of the Products supplied and delivered to Company pursuant to this Agreement:
               (i) shall meet all Product Specifications and shall be free from contaminants at the time of delivery and will have been manufactured in compliance with the Product Specifications;
               (ii) will have been manufactured pursuant to all applicable law, rules and regulations, including those in Germany and the United States, and in accordance with the Standards, including applicable cGMP, QSR and ISO requirements; and
               (iii) will have been free from defects in materials and workmanship; and
          (b) The records maintained by Supplier will accurately reflect the processes and procedures followed by it in manufacturing the Products.
6. INSPECTION AND RECORDS
     6.1 Right to Inspect. Company, at its sole expense, will have reasonable access to:
          (a) observe and inspect Supplier’s manufacturing facilities and procedures, including all analytical and manufacturing documentation related to the manufacture and supply of the Products pursuant to this Agreement, with a minimum of at least one annual full inspection (but less intrusive visits on an as-needed basis), upon reasonable notice to Supplier; and
          (b) audit Supplier for compliance with cGMP, QSR and ISO, other than “for cause” audits, which Company shall be entitled to conduct following the implementation of measures in response to inspection observations or similar reports delivered by government authorities pertaining to the manufacture of Products or which are reasonably likely to adversely affect the manufacture of Products. Audits will be scheduled at mutually agreeable times upon at least seven (7) days’ advance written notice to Supplier.
     6.2 Records. Supplier shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to the manufacture of the Products under this Agreement. Such information shall be maintained in forms, notebooks and records for a period of at least five (5) years after the termination of this Agreement, or longer if required under applicable laws.
     6.3 Visits by Governmental Agencies. Supplier shall advise Company within three (3) business days if an agent of any governmental agency visits a facility where manufacturing activity with respect to Products takes place, where the interest of the governmental agency is specifically related to manufacturing activity with respect to Products or is reasonably likely to affect the production of Products. In such circumstance, Supplier shall furnish to Company a copy of sections of the report by such governmental agency that are specifically related to the Product or which are reasonably likely to adversely impact the production of Product, if any, within ten (10) days of receipt of such report. Further, upon receipt of a governmental agency written request to inspect a manufacturing facility where manufacturing activity with respect to Product takes place or to audit Supplier’s books and records, Supplier shall notify Company thereof within three (3) business days, and shall provide Company with a copy of the written request. Supplier shall provide Company with notice of any non-written inspection request from a governmental agency as promptly as reasonably practicable under the circumstances. Supplier shall provide to Company such notice as is reasonably practicable under the circumstances of any action by a governmental agency resulting from an inspection of a facility where manufacturing activity with respect to Product takes place regarding the manufacture of Product or which is reasonably anticipated to affect Supplier’s ability to perform its obligations under this Agreement.
7. INTELLECTUAL PROPERTY RIGHTS
     7.1 No Rights to Company Technology. Supplier shall not, by virtue of this Agreement, have any right, title, license or interest in or to any and all materials, technical and other information, including the Specifications, relating to the Products or the manufacture thereof or to which Company has intellectual property rights, including but not limited to patent rights, trade secret rights, know-how and copyrights, whether arising in the United States, Germany or any other jurisdiction or treaty regime, or which Company is otherwise authorized to use, or any other intellectual property rights relating thereto (all the foregoing collectively are “IP Rights”).
     7.2 Inventions. Title to all inventions (whether or not patentable), discoveries, developments, improvements, trade secrets and know-how (collectively, “Inventions”) conceived or reduced to practice in connection with the development or manufacture of Products hereunder shall be owned solely by Company. Supplier shall promptly notify Company in writing of any Inventions. Supplier shall cooperate with Company and shall execute, and cause its employees, agents and representatives to execute, any and all instruments or other documents necessary or reasonably requested by Company in order to vest title to all Inventions and all IP Rights in Company. Any Inventions that are new models of or improvements or enhancements to the Products shall be considered “Products” hereunder.
8. CONFIDENTIAL INFORMATION
     8.1 Confidential Information. Company and Supplier acknowledge and agree that all documentation (other than advertising promotional materials and user information) and confidential business information, in whatever form or media, disclosed by one party (the “Disclosing Party”) to or known by the other party (the “Recipient”) orally or in writing as a consequence of or through Recipient’s relationship with the Disclosing Party including, without limitation, information concerning the Disclosing Party’s products, finances, processes and services, test results, technology and technical information, accounting, manufacturing, distribution and marketing (“Information”), shall remain the sole and exclusive property of the

Disclosing Party, shall be held in strict confidence by the Recipient, and shall not be published, disclosed, disseminated or used by the Recipient in any manner, except as expressly permitted hereunder. Recipient may not reproduce or copy the Information, in whole or in part, and must return or destroy the Information upon the expiration or termination of this Agreement. In addition, Recipient shall safeguard such Information and ensure that only employees, officers and directors who need access to the Information for purposes of performing Recipient’s obligations under this Agreement will be given such access and all such employees, officers and directors will comply with the confidentiality and non-use obligations set forth herein. Notwithstanding the foregoing, Recipient’s obligations under this Section 8 shall not apply to the extent any information (i) is now or subsequently becomes generally available o the public through no wrongful act or omission of the Recipient, (ii) the Recipient can demonstrate by written records to have had rightfully in its possession prior to disclosure to the Recipient, (iii) is independently developed by the Recipient without use, directly or indirectly, of any Information, as evidenced by written records, or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it. In the event the Recipient is required to disclose any Information pursuant to applicable law or governmental regulation, the Recipient shall promptly notify the Disclosing Party in order to allow the Disclosing Party the maximum time to obtain protective or confidential treatment of the Information prior to disclosure.
9. TERM AND TERMINATION
     9.1 Term. The term of this Agreement will commence on the Effective Date and will continue in force until terminated pursuant to Section 9.2, 9.3 or 9.4 (the “Term”).
     9.2 Termination For Cause. Either Party shall have the right to terminate this Agreement upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after notice thereof from such Party.
     9.3 Termination For Supply Failure. Company shall have the right to terminate this Agreement upon 30 days’ written notice in the event of a Supply Failure.
     9.4 Termination For Convenience. Company may terminate this Agreement for convenience at any time upon ninety (90) days’ prior written notice of termination to Supplier.
     9.5 Effect Of Termination. Expiration or termination of this Agreement for any reason will not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
10. GENERAL PROVISIONS
     10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereunder, including all fees and expenses of agents, representatives and counsel.

     10.2 Notices. Notices required under this Agreement will be deemed effective when received and will be sent by courier or fax to the following addresses:

To the Company:	Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, California 92121
U.S.A.
Attn: Peter C. Wulff, Chief Financial Officer

To Supplier:	MediPlant GmbH Biomaterials & Medical Devices
Ernst-Wiss Str. 18
D65933 Frankfurt am Main Germany
Attn: Juerg Tschopp, Managing Director
     10.3 Force Majeure. Neither party will lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and such party has exerted all reasonable efforts to avoid or remedy such event of force majeure; provided, however, that in no event will a party be required to settle any labor dispute or disturbance.
     10.4 Advice Of Counsel. Supplier and Company have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will not be construed by virtue of its drafting against either party.
     10.5 Further Assurances. The parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree, at the expense of requesting party, (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.
     10.6 Independent Contractors. The relationship of Company and Supplier established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint venture or common undertaking, or (c) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial and other obligations associated with either party’s business are the sole responsibility of the party.
     10.7 Severability And Waiver. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will remain in full force and effect without said provision. The failure of a party to enforce any provision of the Agreement will not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.
     10.8 Succession And Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, provided that either may assign pursuant to a merger, consolidation or sale of all or substantially all its assets.
     10.9 Governing Law. This Agreement will be governed by and construed solely and exclusively under the laws of the State of California, U.S.A., without giving effect to any law which would result in the application of a different body of law. The Parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.
     10.10 Dispute Resolution.
          (a) In the event of any dispute between the Parties arising out of or otherwise relating to this Agreement, the Parties agree to attempt to amicably resolve such dispute within ten (10) days of one Party’s receipt of written notice of such dispute from the other Party (the “Notice”). If such dispute is not resolved by the parties within fourteen (14) days following the date of such Notice (the “Informal Resolution Period”), the dispute shall be escalated to the senior management of each Party for resolution. Any and all disputes that are not resolved by such management escalation within ten (10) days following the expiration of the Informal Resolution Period, shall be resolved as set forth in Section 10.10(b); and
          (b) Any and all disputes hereunder which are not resolved between the Parties under Section 10.10(a) shall be brought and resolved solely and exclusively in, and the parties hereby irrevocably consent to the exclusive jurisdiction and proper venue of, the state and federal courts located in San Diego County, California, U.S.A., and waive any objections thereto based on any ground including improper venue or forum non-conveniens. Any decision rendered by such a court shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such Party’s assets.
     10.11 Counterparts. This Agreement has been executed in English, which shall control for all purposes, and may be executed in one or more counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile will be deemed to be their original signatures for all purposes.

     In Witness Whereof, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

The Company:	Artes Medical, Inc.

	By:	/s/ Peter Wulff

Peter C. Wulff
Chief Financial Officer

MediPlant Biomaterials & Medical Devices GmbH

	By	/s/ Juerg Tschopp

Juerg Tschopp Managing Director
[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT]

EXHIBIT A
Product Specification & Pricing
Specification
•	Chemical Formula: (C5O2H8)n

•	Density: 1.17 to 1.20 grams/cc

•	Appearance: White spherical granules.

•	Shipping Temperature: Not to exceed 2-25ºC verified by HOBO data loggers

•	Packaging requirements: 50 grams + 5 grams of PMMA will be packaged in a dual, sterile, polyethylene bags. The bags will be placed in a sealed container to adequately protect sterile barrier and product during shipping. Shipping container to include HOBO data loggers.

•	Surfactant: Tween 80, <0.1%

•	Size Distribution of Microsperes: NMT 1% < 20 microns > 60 microns

•	Documents required with shipment – Certificate of Analysis

•	Sterilization Requirement – ETO Sterilized
Manufacturer
•	Mediplant GmbH – AM 1002 (custom material manufactured exclusively for Artes Medical, Inc.)
Material Specifications Responsibilities
•	Material Specifications are determined and approved by Artes Medical Inc.
Supplier Responsibilities
•	Mediplant GmbH is responsible to manufacture, document and certify the sterile PMMA material. Any changes to the specifications will be approved by Artes Medical.

•	Mediplant GmbH is responsible to program all HOBO Temperature Data Loggers that will be placed on each shipment. Artes Medical will supply, maintain, and calibrate all HOBO Temperature Data Loggers supplied to Mediplant GmbH.

•	Mediplant GmbH is responsible to ensure HOBO Temperature Data Loggers are within calibration prior to use.

•	Mediplant GmbH is responsible for maintaining certificate of analysis documentation and any applicable test report data per the Mediplant GmbH quality system and is to notify Artes Medical of any significant changes or deviations.
Expiration Date
•	Assign Artes medical expiration date as “2 years from the date of sterilization”.
Pricing
•	$*** USD / gram per section 4

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT B
Product Shipping Specifications & Shipping Carrier Requirements
Shipping & Packaging Specifications
•	Shipping temperature requirements: 2 º C to 25 º C

•	Packaging: 50 grams PMMA microspheres per sealed and double pouched polyethylene pouch

•	One (1) pouch of product per will be packaged per individual compartment, with up to a total of 36 pouches placed within the inner shipping box ( see picture below).

•	Two (2) calibrated HOBO data loggers will be placed inside compartments of opposing corners of inner shipping box.

•	The inner shipping box will be sealed and placed inside an outer corrugated shipping box lined (all six interior sides) with 2 inch polyurethane insulation material followed by sealing of the outer shipping box

•	One final shipping container with finished product will be shipped per shipment
Shipping Carrier Requirements
•	The shipping carrier selected must have refrigeration and shipping temperature monitoring capabilities from initial pickup (MediPlant GmbH) to final destination (Artes Medical, Inc.)

[Picture]	Inner
Shipping
Box